Exhibit 99

MATRIX SERVICE COMPANY REPORTS FIRST QUARTER RESULTS; AFFIRMS FISCAL 2019 GUIDANCE
TULSA, OK – November 7, 2018 – Matrix Service Company (Nasdaq: MTRX), a leading contractor to the energy and industrial markets across North America, today reported financial results for its first quarter ended September 30, 2018.
Key highlights:

•	Revenue increased 18.0% to $318.5 million compared to $269.9 million in the first quarter of the prior fiscal year

•	Company earned $0.08 per fully diluted share in the first quarter

•	Backlog at $1.109 billion with first quarter project awards of $209.4 million

•	Company expects improving quarter over quarter revenue and earnings; affirms fiscal 2019 guidance

“Our first quarter results reflected improved revenue which met our expectations, however gross margins were impacted by the continued work-off of lower margin projects awarded during the recent market downturn,” said Matrix Service Company President and Chief Executive Officer John R. Hewitt. “We expect continued improvement in revenue, gross margins, and earnings per share as we move through the year and are maintaining our Fiscal 2019 guidance.
“Based on the quality and commitment of our people, the strength of our diversified business model, and the increased volume of quality projects in our opportunity pipeline, we are enthusiastic about our ability to achieve our long-term growth aspirations.”
First Quarter Fiscal 2019 Results
Consolidated revenue was $318.5 million for the three months ended September 30, 2018, compared to $269.9 million in the same period of the prior fiscal year. Industrial segment revenue increased $52.3 million due to higher business volumes in the iron and steel industry and increased thermal vacuum chamber work. Storage Solutions segment revenue increased $41.8 million primarily as a result of increased tank and terminal construction revenue and higher volumes of tank repair and maintenance work. Electrical Infrastructure segment revenue decreased $35.3 million due to the expected reduction in power generation EPC work. Oil Gas & Chemical segment revenue decreased $10.2 million due to lower levels of capital and engineering work partially offset by higher volumes of turnaround and maintenance work.
Consolidated gross profit was $23.4 million in the three months ended September 30, 2018 compared to $28.9 million in the three months ended September 30, 2017. The gross margin was 7.4% in the three months ended September 30, 2018 compared to 10.7% in the same period in the prior fiscal year. The fiscal 2019 gross margin was impacted by the work-off of lower margin work bid in a highly competitive environment in prior periods as well as lower than previously forecasted margins on a limited number of those projects.
Consolidated SG&A expenses were $21.2 million in the three months ended September 30, 2018 compared to $21.6 million in the same period a year earlier. The decrease was attributable to lower amortization expense on intangible assets that fully amortized in fiscal 2018 and lower professional fees, partially offset by higher compensation expense.
Fiscal 2019 income tax expense included $0.3 million of excess tax benefits related to the vesting of stock-based compensation awards, which resulted in an effective tax rate of 16.4%. We expect our effective tax rate to be approximately 27.0% for the balance of fiscal 2019.
The Company reported net income of $2.3 million, or $0.08 per fully diluted share, in the first quarter of fiscal 2019 compared to net income of $3.8 million, or $0.14 per fully diluted share, in the first quarter of fiscal 2018.

Backlog
Backlog at September 30, 2018 was $1.109 billion compared to $1.219 billion at June 30, 2018. The quarterly book-to-bill ratio was 0.7 on project awards of $209.4 million.
Financial Position
The cash balance of $74.7 million combined with availability under the credit facility provides the Company with liquidity of $129.3 million at September 30, 2018. Based on the Company's current financial forecasts, liquidity is expected to increase in the second half of fiscal 2019.
Earnings Guidance
The Company reaffirms fiscal 2019 revenue to be between $1.250 billion and $1.350 billion and earnings to be between $0.85 and $1.15 per fully diluted share.
Conference Call / Webcast Details
In conjunction with the earnings release, Matrix Service Company will host a conference call / webcast with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Thursday, November 8, 2018 and will be simultaneously broadcast live over the Internet which can be accessed at the Company’s website at matrixservicecompany.com on the Investors’ page under Conference Calls/Events. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.
About Matrix Service Company
Founded in 1984, Matrix Service Company is parent to a family of companies that include Matrix Service Inc., Matrix NAC, Matrix PDM Engineering and Matrix Applied Technologies. Our subsidiaries design, build and maintain infrastructure critical to North America's energy and industrial markets. Matrix Service Company is headquartered in Tulsa, Oklahoma with subsidiary offices located throughout the United States and Canada, as well as Sydney, Australia and Seoul, South Korea.
The Company reports its financial results based on four key operating segments: Electrical Infrastructure, Storage Solutions, Oil Gas & Chemical and Industrial. To learn more about Matrix Service Company, visit matrixservicecompany.com.
This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.
For more information, please contact:
Kevin S. Cavanah
Vice President and CFO
T: 918-838-8822
Email:kcavanah@matrixservicecompany.com

Kellie Smythe
Senior Director, Investor Relations
T: 918-359-8267
Email: ksmythe@matrixservicecompany.com

Matrix Service Company
Condensed Consolidated Statements of Income
(unaudited)
(In thousands, except per share data)

	Three Months Ended
	September 30, 2018	September 30, 2017
Revenues	$318,511	$269,910
Cost of revenues	295,090	241,019
Gross profit	23,421	28,891
Selling, general and administrative expenses	21,201	21,570
Operating income	2,220	7,321
Other income (expense):
Interest expense	(292)	(618)
Interest income	282	39
Other	546	149
Income before income tax expense	2,756	6,891
Provision for federal, state and foreign income taxes	451	3,067
Net income	$2,305	$3,824

Basic earnings per common share	$0.09	$0.14
Diluted earnings per common share	$0.08	$0.14
Weighted average common shares outstanding:
Basic	26,921	26,655
Diluted	27,589	26,762

Matrix Service Company
Condensed Consolidated Balance Sheets
(unaudited)
(In thousands)

	September 30, 2018	June 30, 2018
Assets
Current assets:
Cash and cash equivalents	$74,736	$64,057
Accounts receivable, less allowances (September 30, 2018— $6,359 and June 30, 2018—$6,327)	214,763	203,388
Costs and estimated earnings in excess of billings on uncompleted contracts	75,972	76,632
Inventories	6,514	5,152
Income taxes receivable	3,350	3,359
Other current assets	10,214	4,458
Total current assets	385,549	357,046
Property, plant and equipment at cost:
Land and buildings	40,508	40,424
Construction equipment	89,482	89,036
Transportation equipment	47,913	48,339
Office equipment and software	41,622	41,236
Construction in progress	2,411	1,353
Total property, plant and equipment - at cost	221,936	220,388
Accumulated depreciation	(150,438)	(147,743)
Property, plant and equipment - net	71,498	72,645
Goodwill	93,451	96,162
Other intangible assets	22,007	22,814
Deferred income taxes	5,559	4,848
Other assets	9,130	4,518
Total assets	$587,194	$558,033

Matrix Service Company
Condensed Consolidated Balance Sheets (continued)
(unaudited)
(In thousands, except share data)

	September 30, 2018	June 30, 2018
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$94,845	$79,439
Billings on uncompleted contracts in excess of costs and estimated earnings	118,380	120,740
Accrued wages and benefits	29,151	24,375
Accrued insurance	9,689	9,080
Income taxes payable	—	7
Other accrued expenses	9,079	4,824
Total current liabilities	261,144	238,465
Deferred income taxes	1,440	429
Borrowings under senior secured revolving credit facility	1,549	—
Other liabilities	280	296
Total liabilities	264,413	239,190
Commitments and contingencies
Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of September 30, 2018 and June 30, 2018; 27,019,817 and 26,853,823 shares outstanding as of September 30, 2018 and June 30, 2018	279	279
Additional paid-in capital	129,885	132,198
Retained earnings	213,799	211,494
Accumulated other comprehensive loss	(7,010)	(7,411)
	336,953	336,560
Less: Treasury stock, at cost — 868,400 shares as of September 30, 2018, and 1,034,394 shares as of June 30, 2018	(14,172)	(17,717)
Total stockholders' equity	322,781	318,843
Total liabilities and stockholders’ equity	$587,194	$558,033

Matrix Service Company
Results of Operations
(unaudited)
(In thousands)

	Three Months Ended
	September 30, 2018	September 30, 2017
Gross revenues
Electrical Infrastructure	$44,701	$79,971
Oil Gas & Chemical	75,562	85,861
Storage Solutions	113,767	71,572
Industrial	85,557	33,271
Total gross revenues	$319,587	$270,675
Less: Inter-segment revenues
Oil Gas & Chemical	$71	$208
Storage Solutions	1,005	557
Total inter-segment revenues	$1,076	$765
Consolidated revenues
Electrical Infrastructure	$44,701	$79,971
Oil Gas & Chemical	75,491	85,653
Storage Solutions	112,762	71,015
Industrial	85,557	33,271
Total consolidated revenues	$318,511	$269,910
Gross profit
Electrical Infrastructure	$3,383	$8,267
Oil Gas & Chemical	5,625	11,038
Storage Solutions	9,553	7,540
Industrial	4,860	2,046
Total gross profit	$23,421	$28,891
Operating income (loss)
Electrical Infrastructure	$657	$3,577
Oil Gas & Chemical	514	4,134
Storage Solutions	285	(75)
Industrial	764	(315)
Total operating income	$2,220	$7,321

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:

•	fixed-price awards;

•	minimum customer commitments on cost plus arrangements; and

•	certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts with no minimum commitments and other established customer agreements, we include only the amounts that we expect to recognize as revenue over the next 12 months. For arrangements in which we have received a limited notice to proceed, we include the entire scope of work in our backlog if the notice is significant relative to the overall project and if we conclude that the likelihood of the full project proceeding as high. For all other arrangements, we calculate backlog as the estimated contract amount less revenues recognized as of the reporting date.
The following table provides a summary of changes in our backlog for the three months ended September 30, 2018:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of June 30, 2018	$113,957	$227,452	$613,360	$263,827	$1,218,596
Project awards	39,589	37,531	85,139	47,128	209,387
Revenue recognized	(44,701)	(75,491)	(112,762)	(85,557)	(318,511)
Backlog as of September 30, 2018	$108,845	$189,492	$585,737	$225,398	$1,109,472
Book-to-bill ratio(1)	0.9	0.5	0.8	0.6	0.7

(1)	Calculated by dividing project awards by revenue recognized during the period.